Exhibit 23.2

CONSENT OF PLANTE & MORAN, PLLC

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (No. 333-213371) on Form S-3 and related Prospectus of CTI Industries Corporation and Subsidiaries for the registration of common stock and to the incorporation by reference therein of our report dated March 29, 2016, with respect to the consolidated financial statements of CTI Industries Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

Chicago, Illinois

September 28, 2016